Herman Miller Reports Fourth Quarter Fiscal 2017 Results
Webcast to be held Thursday, July 6, 2017, at 9:30 AM ET

Release	Immediate
Date	July 5, 2017
Contact	Kevin Veltman (616) 654-3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR) today announced results for its fourth quarter ended June 3, 2017. Net sales in the quarter totaled $577.2 million, a decrease of 0.9% from the same quarter last fiscal year. New orders in the fourth quarter of $568.1 million were 6.3% below the prior year level.

Last quarter, the company estimated its most recent price increase, which became effective on February 6, 2017, had the effect of accelerating approximately $21 million of orders that would have otherwise been entered in the fourth quarter of fiscal 2017. On an organic basis, which includes the impact of that order acceleration as well as foreign currency translation and dealer divestitures, net sales in the fourth quarter increased by 2.7%, while orders were essentially flat from the same quarter last fiscal year.

Herman Miller reported net earnings of $0.55 per share on a diluted basis in the fourth quarter compared to diluted earnings per share of $0.67 in the same quarter last fiscal year. Excluding the impact of restructuring and impairment charges recognized in the period, adjusted earnings per share in the fourth quarter totaled $0.64, an increase of 14.3% over adjusted earnings per share of $0.56 in the fourth quarter of last fiscal year.

For the full fiscal year, net sales were $2.28 billion, reflecting a year-over-year increase of 0.6%. On an organic basis, net sales increased by 1.4% compared to last fiscal year. Diluted earnings per share for the full year totaled $2.05 compared to $2.26 last year. On an adjusted basis, diluted earnings per share totaled $2.16 in fiscal 2017 compared to $2.17 in fiscal 2016.

The company also announced an increase in its quarterly cash dividend to $0.18 per share payable in October 2017. This change represents an increase of 6% from the previous dividend payout of $0.17 per share.

Brian Walker, Chief Executive Officer, stated “While order levels across our contract businesses remained mixed this quarter, we were pleased to see continued net sales and order acceleration within our Consumer business segment. This growth reflects improved momentum in all areas of this segment and highlights the opportunity we see to leverage growth through our multi-channel business strategy. Better than expected gross margins and well-managed operating expenses combined to deliver adjusted earnings per share above the expectations that we provided at the start of the quarter and reflected adjusted earnings growth of 14% over the same quarter last year. As a result of strong cash flow generation and a well-positioned balance sheet, the Board of Directors approved an increase in our quarterly dividend payout - an action that reflects the confidence of the Board and our leadership team in the power of our long-term strategy.”

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Fourth Quarter Fiscal 2017 Financial Results

FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data)	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	6/3/2017	5/28/2016	% Chg.	6/3/2017	5/28/2016	% Chg.
	(13 weeks)	(13 weeks)		(53 weeks)	(52 weeks)
Net Sales	$577.2	$582.6	(0.9)%	$2,278.2	$2,264.9	0.6%
Gross Margin %	38.3%	38.7%	N/A	37.9%	38.6%	N/A
Operating Expenses	$162.3	$168.6	(3.7)%	$660.9	$662.7	(0.3)%
Restructuring and Impairment Expenses	$8.8	$—	N/A	$12.5	$—	N/A
Operating Earnings %	8.6%	9.7%	N/A	8.4%	9.3%	N/A
Adjusted Operating Earnings %*	10.2%	8.7%	N/A	8.9%	9.1%	N/A
Adjusted EBITDA*	$75.4	$64.8	16.4%	$263.5	$258.9	1.8%
Net Earnings Attributable to Herman Miller, Inc.	$33.4	$40.7	(17.9)%	$123.9	$136.7	(9.4)%
Earnings Per Share – Diluted	$0.55	$0.67	(17.9)%	$2.05	$2.26	(9.3)%
Adjusted Earnings Per Share – Diluted*	$0.64	$0.56	14.3%	$2.16	$2.17	(0.5)%
Orders	$568.1	$606.2	(6.3)%	$2,282.9	$2,279.7	0.1%
Backlog	$322.6	$323.5	(0.3)%
*Items indicated represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Consolidated gross margin in the fourth quarter of fiscal 2017 totaled 38.3%, representing a 40 basis point decrease from the level reported in the same quarter of last fiscal year.
Operating expenses in the current year fourth quarter were $162.3 million compared to $168.6 million in the same quarter a year ago. This represents a year-over-year decrease of $6.3 million.
The Company recognized pre-tax restructuring expenses totaling $1.7 million in the fourth quarter. These costs relate to severance and outplacement benefits associated with targeted workforce reductions implemented during the period. During the fourth quarter, the company also recognized pretax asset impairment expenses totaling $7.1 million associated with the Nemschoff trade name intangible. This non-cash charge was determined based upon Herman Miller's annual impairment review process.

Herman Miller’s effective income tax rate in the fourth quarter was 29.9%. Excluding the impact from asset impairment expenses of 100 basis points, the adjusted effective rate in the quarter was approximately 30.9%, compared to 24.9% in the same quarter last fiscal year. The prior year included the full year benefit of a favorable transfer pricing adjustment.

Jeff Stutz, Chief Financial Officer, noted, "While relatively high commodity costs and a challenging pricing environment persisted this quarter, our recently implemented price increase and favorable channel mix combined to help mitigate those pressures. Operating expenses were well managed in the quarter, and our results demonstrate progress in the early stages of the cost savings initiative we announced last quarter. The initiative targets achieving between $25 million and $35 million of gross annualized cost savings over the next three fiscal years. We still have a lot of work in front of us as we move toward this goal, and the timing of necessary investments for the future will make the path uneven. With that said we feel good about our progress this quarter and were very pleased to deliver improved adjusted operating margins in every segment compared to last year.”

The company ended the fourth quarter with total cash and cash equivalents of $96.2 million, an increase of $17.8 million from the balance at the end of the third quarter. Cash flow generated from operations in the fourth quarter and full fiscal year was $80.0 million and $202.1 million, respectively. This compared to $84.5 million and $210.4 million in the respective periods last fiscal year.

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Segment Sales and Orders

The following tables summarize reported and organic segment sales and orders for the fourth quarter of fiscal 2017:

Organic Sales Growth (Decline) by Segment *

	Three Months Ended					Three Months Ended
	6/3/17					5/28/16
	North America	ELA	Specialty	Consumer	Total	North America	ELA	Specialty	Consumer	Total
Net Sales, as reported	$337.8	$92.6	$56.8	$90.0	$577.2	$332.9	$110.5	$61.6	$77.6	$582.6
% change from PY	1.5%	(16.2)%	(7.8)%	16.0%	(0.9)%

Proforma Adjustments
Dealer Divestitures	—	—	—	—	—	(6.0)	(10.5)	—	—	(16.5)
Currency Translation Effects (1)	1.2	2.8	—	—	4.0					—
Net Sales, organic	$339.0	$95.4	$56.8	$90.0	$581.2	$326.9	$100.0	$61.6	$77.6	$566.1
% change from PY	3.7%	(4.6)%	(7.8)%	16.0%	2.7%

Organic Order Growth (Decline) by Segment *

	Three Months Ended					Three Months Ended
	6/3/17					5/28/16
	North America	ELA	Specialty	Consumer	Total	North America	ELA	Specialty	Consumer	Total
Orders, as reported	$328.7	$89.8	$58.7	$90.9	$568.1	$358.6	$101.7	$61.7	$84.2	$606.2
% change from PY	(8.3)%	(11.7)%	(4.9)%	8.0%	(6.3)%

Proforma Adjustments
Dealer Divestitures	—	—	—	—	—	(8.0)	(4.7)	—	—	(12.7)
Currency Translation Effects (1)	1.1	2.1	—	0.1	3.3	—	—	—	—	—
Price Increase Pull Forward Impact	20.0	—	1.0	—	21.0	—	—	—	—	—
Orders, organic	$349.8	$91.9	$59.7	$91.0	$592.4	$350.6	$97.0	$61.7	$84.2	$593.5
% change from PY	(0.2)%	(5.3)%	(3.2)%	8.1%	(0.2)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

* Items represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

First Quarter Fiscal 2018 Guidance

Looking forward, Herman Miller expects net sales in the first quarter of fiscal 2018 to be in the range of $570 million to $590 million. On an organic basis, adjusted for the impact of a dealer divestiture and foreign currency translation, this forecast implies organic sales growth of 5.0% compared to the first quarter of the prior year at the mid-point of the range. Diluted earnings per share in the quarter are expected to range from $0.55 to $0.59 per share.
Supplemental Information and Webcast

The company has created a supplemental data report which provides additional information relevant to its quarterly results. This document can be accessed via a link on the Investors section of the company's website at http://www.hermanmiller.com/about-us/investors.html.

The company will host a live webcast to discuss the results of the fourth quarter of fiscal 2017 on Thursday, July 6, 2017, at 9:30 a.m. ET. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services. Headquartered in West Michigan, the global company has relied on innovative design for over 100 years to solve problems for people wherever they work, live, learn, and heal. Herman Miller’s designs are part of museum collections worldwide, and the company is a past recipient of the Smithsonian Institution's Cooper Hewitt National Design Award. Known and respected for its leadership in corporate social responsibility, Herman Miller has earned the Human Rights Campaign Foundation’s top rating in its Corporate Equality Index ten years in a row, was named a 2016 Top 100 Healthiest Employer, and has earned numerous global sustainability awards. In fiscal 2017, the company generated $2.28 billion in revenue and employed nearly 8,000 people worldwide. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, our ability to locate new DWR studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended June 3, 2017, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended				Twelve Months Ended
	June 3, 2017		May 28, 2016		June 3, 2017		May 28, 2016
	(13 weeks)		(13 weeks)		(53 weeks)		(52 weeks)
Net Sales	$577.2	100.0%	$582.6	100.0%	$2,278.2	100.0%	$2,264.9	100.0%
Cost of Sales	356.3	61.7%	357.4	61.3%	1,414.0	62.1%	1,390.7	61.4%
Gross Margin	220.9	38.3%	225.2	38.7%	864.2	37.9%	874.2	38.6%
Operating Expenses	162.3	28.1%	168.6	28.9%	660.9	29.0%	662.7	29.3%
Restructuring and Impairment Expenses	8.8	1.5%	—	—%	12.5	0.5%	—	—%
Operating Earnings	49.8	8.6%	56.6	9.7%	190.8	8.4%	211.5	9.3%
Other Expenses, net	2.8	0.5%	2.6	0.4%	13.2	0.6%	14.9	0.7%
Earnings Before Income Taxes and Equity Income	47.0	8.1%	54.0	9.3%	177.6	7.8%	196.6	8.7%
Income Tax Expense	14.1	2.4%	13.4	2.3%	55.1	2.4%	59.5	2.6%
Equity Income, net of tax	0.6	0.1%	0.1	—%	1.6	0.1%	0.4	—%
Net Earnings	33.5	5.8%	40.7	7.0%	124.1	5.4%	137.5	6.1%
Net Earnings Attributable to Noncontrolling Interests	0.1	—%	—	—%	0.2	—%	0.8	—%
Net Earnings Attributable to Herman Miller, Inc.	$33.4	5.8%	$40.7	7.0%	$123.9	5.4%	$136.7	6.0%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.56		$0.68		$2.07		$2.28
Weighted Average Basic Common Shares	59,751,684		59,866,764		59,871,805		59,844,540
Earnings Per Share – Diluted	$0.55		$0.67		$2.05		$2.26
Weighted Average Diluted Common Shares	60,460,171		60,623,047		60,554,589		60,529,269

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Twelve Months Ended
	June 3, 2017	May 28, 2016
	(53 weeks)	(52 weeks)
Net Earnings	$124.1	$137.5
Cash Flows provided by Operating Activities	202.1	210.4
Cash Flows used for Investing Activities	(116.3)	(80.8)
Cash Flows used for Financing Activities	(74.6)	(106.5)
Effect of Exchange Rates	0.1	(1.9)
Change in Cash	11.3	21.2
Cash, Beginning of Period	84.9	63.7
Cash, End of Period	$96.2	$84.9

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	June 3, 2017	May 28, 2016
ASSETS
Current Assets:
Cash and Cash Equivalents	$96.2	$84.9
Marketable Securities	8.6	7.5
Accounts and Notes Receivable, net	186.6	211.0
Inventories, net	152.4	128.2
Prepaid Expenses and Other	48.1	48.9
Total Current Assets	491.9	480.5
Net Property and Equipment	314.6	280.1
Other Assets	499.8	474.6
Total Assets	$1,306.3	$1,235.2

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	148.4	165.6
Accrued Liabilities	237.3	224.4
Total Current Liabilities	385.7	390.0
Long-term Debt	199.9	221.9
Other Liabilities	108.4	71.6
Total Liabilities	694.0	683.5
Redeemable Noncontrolling Interests	24.6	27.0
Herman Miller, Inc. Stockholders' Equity	587.6	524.4
Noncontrolling Interests	0.1	0.3
Total Stockholders' Equity	587.7	524.7
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$1,306.3	$1,235.2

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